Exhibit 10.1

AMENDMENT NO. 2 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This amendment dated as of January 27, 2016 is Amendment No. 2 (“Amendment No. 2”) to that certain Executive Employment Agreement dated May 21, 2007, as amended by Amendment No. 1 thereto (the “Agreement”), by and among EnteroMedics Inc., a Delaware corporation with its principal place of business at 2800 Patton Road, St. Paul, Minnesota 55113 (“Company”), and Greg S. Lea, a Minnesota resident, with a residence at 16812 Edgewater Road N.E., Pine City, MN 55063 (“Employee”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Company has recently reorganized its commercial operations group and, in connection with that reorganization, Employee’s title and duties at the Company have changed from “Chief Financial Officer and Chief Operating Officer” to “Chief Financial Officer and Chief Compliance Officer” (the “January 2016 Change”), and

WHEREAS, the Company and Employee agree that this change in Employee’s title and duties at the Company is sufficient to constitute “Good Reason” within the meaning of Section 3.1.7(a) of the Agreement, and

WHEREAS, pursuant to Section 7.8 of the Agreement, the Company and Employee desire to amend certain sections of the Agreement relating to the impact of this change under the Agreement and the compensation to be paid to Employee in connection with the change, and

WHEREAS, in accordance with Section 7.8 of the Agreement, this Amendment No. 2 has been executed by the Employee and a member of the Company’s Board of Directors.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Employee agree to amend the terms of the Agreement as follows:

1. Section 3.1.7 of the Agreement is deleted in its entirety, and the following is substituted in its place:

“3.1.7 Termination By Employee For Good Reason. Employee may terminate Employee’s employment pursuant to this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” means: (a) at any time, the assignment by Company to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a substantial diminution of, Employee’s duties, functions or responsibilities; or (b) at any time, a requirement that Employee be based at any office or location more than 25 miles from Employee’s primary work location prior to the date of this Agreement. Notwithstanding any other provision of this Agreement, Employee and Company agree that the January 2016 Change constituted Good Reason under this Agreement, provided that, Employee agrees (y) to give Company at least 90 days’ prior notice of any decision to terminate this Agreement for Good Reason under this Section 3.1.7 based on the January 2016 Change, and (z) the Separation Date with respect to any such termination of this Agreement under this Section 3.1.7 based on the January 2016 Change must occur between September 30, 2016 and January 1, 2017.”

2. Article II of the Agreement is amended by adding the following Section 2.4 to the Agreement:

“2.4 Additional Consideration for January 2016 Change. In consideration for Employee’s agreement to defer his right to terminate the Agreement for Good Reason based on the January 2016 Change as reflected in Section 3.1.7 as amended above by this Amendment No. 2, Company agrees that (a) with respect to Employee’s bonus to be awarded under the 2015 Management Incentive Plan, the corporate performance objectives and Employee’s individual performance objectives shall be deemed to have been achieved at the 100% level and Employee shall be awarded a 20% premium on his bonus for 2015, and (b) Company shall grant to Employee an award of fully-vested incentive stock options with the number and terms of such options to be determined and approved by the Compensation Committee of the Company’s Board of Directors after consultation with the Company’s executive compensation consultants.”

3. Entire Agreement. The Agreement, as amended by this Amendment No. 2 (as so amended, the “Amended Agreement”), contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall supersede and terminate any prior understandings, agreements, obligations or representations, written or oral, relating to the subject matter hereof, including, but not limited to the Agreement as originally executed. The parties agree that the Amended Agreement is the result of negotiations between the parties and that the language of the Amended Agreement shall not be construed for or against any particular party.

4. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, all of which shall constitute a single agreement. Signatures delivered by electronic or facsimile transmission shall be deemed original signatures for all purposes.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to the Agreement to be duly executed and delivered as of the day and year first above written.

ENTEROMEDICS INC.

By:	/s/ Dan W. Gladney
Its: Director and CEO

/s/ Greg S. Lea
Greg S. Lea